UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

AMENDMENT NO. 1

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

December 4, 2017

Date of Report (date of earliest event reported)

Stemcell Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State of incorporation or organization)	000-55583 (Commission File No.)	36-4827622 (I.R.S. Employer Identification No.)

C/O Stemcell Co., Ltd., 5-9-15-3F, Minamiaoyama, Minato-ku Tokyo, Japan (Address of principal executive offices)	107-0062 (Zip Code)

Registrant’s telephone number, including area code: +81-3-3400-0707

E-mail: stemcellholdings@gmail.com

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14-d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐  Pre-commencement communications pursuant to Rule 13-e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Explanatory Note: This is an amendment to Form 8-K filed by the Company on November 9, 2017 (“Original 8-K”) in connection with the first and second quarterly reports (“Original Reports”) filed on May 15, 2017 and August 14, 2017, respectively. This amendment is being filed to correct clerical error whereas values on the previous Form 8-K were incorrect.

Item 4.02(a) Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

In the course of its financial statement restatement process for the quarters ended March 31, 2017 and June 30, 2017, Stemcell Holdings, Inc. (the “Company”) has identified errors in the income tax expenses that were presented in the Original 8-K filed on November 9, 2017. As such, this amendment provides the correct income tax expenses and results to be presented in the amendments to the quarterly reports (“Amended Reports”) to be filed as soon as practicable.

The Company has evaluated that the changes described above will result in a decrease of income tax expense and net income of $55,809 and $101,669 for the period ended March 31, 2017 and a decrease in income tax expense and net income of $21,938 and $13,573 for the three-month period ended June 30, 2017, respectively, compared to the Original Reports. Accordingly, retained earnings will decrease by $101,669 and $115,242 as of March 31, 2017 and June 30, 2017 respectively compared to the Original Reports.

Management has identified that the erroneous figures resulted in the filing process and not in the calculations. Going forward, Management will ensure that thorough coordination and review of documents among involved parties will be conducted prior to filing to reflect correct financials.

 As disclosed in the Company’s Form 10-K filed on May 15, 2017, Management had previously disclosed that material weaknesses existed as of December 31, 2016 with respect to the lack of a functioning audit committee and inadequate segregation of duties resulting in ineffective oversight in the establishment and monitoring of required internal controls and procedures. While management’s assessment of the Company’s internal control over financial reporting is ongoing, because of the material weaknesses identified, management concludes that the Company’s internal controls over financial reporting remain ineffective as of the date of this report.

SIGNATURE(S)

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: December 4, 2017	Stemcell Holdings, Inc.

	By:	/s/ Erika Nakazawa
	Name:	Erika Nakazawa
	Title:	Chief Financial Officer